Exhibit 10.1

AGREEMENT

This AGREEMENT (this “Agreement”), dated April 18, 2019, is by and among L Brands, Inc. (the “Company”) and Barington Companies Equity Partners, L.P. (“Barington Equity”) and Barington Capital Group, L.P. (“Barington Capital” and, together with Barington Equity, “Barington”). Each of the Company and Barington is a “Party” to this Agreement and, collectively, the “Parties.”

W I T N E S S E T H :

WHEREAS, Barington Equity submitted a letter to the Company regarding a Notice of Intention to Nominate Persons for Election as Directors at the 2019 Annual Meeting of Stockholders of L Brands, Inc. dated March 18, 2019 (including any related materials, demands or notices, the “Nomination Letter”), notifying the Company of its intent to nominate candidates for election to the Company’s board of directors (the “Board”) at the 2019 annual meeting of stockholders of the Company (including any adjournment or postponement thereof, the “2019 Annual Meeting”); and

WHEREAS, the Company and Barington have determined to come to an agreement with respect to certain matters related to the 2019 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

1.                  Annual Meeting.

(a)               Barington hereby (i) irrevocably withdraws the Nomination Letter, (ii) agrees not to nominate any person for election to the Board at the 2019 Annual Meeting and (iii) agrees not to take any further action with respect to the Nomination Letter or otherwise related to the 2019 Annual Meeting.

(b)               During the period from the date of this Agreement until the termination of this Agreement in accordance with Section 12 (the “Term”), at each meeting of stockholders of the Company (the “Shareholders”), Barington shall (i) cause to be present for quorum purposes all Voting Securities beneficially owned, directly or indirectly, by Barington or any of its Affiliates or Associates (the “Barington Shares”), and (ii) cause the Barington Shares to be voted on the Company’s proxy card (A) in favor of the election of all of the director nominees recommended for election to the Board by the Board and against any director nominees recommended for election to the Board by the Shareholders and not by the Board, (B) to ratify the appointment of the Company’s independent registered public accounting firm, (C) in any manner Barington desires with respect to any proposals pertaining to a merger, consolidation, business combination or other Business Transaction (as hereinafter defined), an amendment of the Company’s Certificate of Incorporation or Bylaws, or other fundamental change to the Company and (D) in accordance with the Board’s recommendation on all other proposals; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to a proposal by the Company or the Shareholders (other than proposals relating to the election of directors), Barington shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

2.                  Appointment of Special Advisor.

(a)               The Company hereby appoints Barington Capital as a Special Advisor to the Company (the “Special Advisor”) during the Term. During the Term, the Special Advisor will provide consulting and advisory services to the Company from time to time with respect to the Company’s business, operations, strategic and financial matters, the composition of the Board and potential candidates for nomination to the Board.

(b)               During (i) the period prior to the first Notice Date and (ii) each 12-month period within the Term after the first Notice Date, the Company agrees to provide James A. Mitarotonda (Chief Executive Officer of the Special Advisor) (the “Principal”) with the opportunity to attend at least four (4) meetings during which the Principal will be able to discuss and present the Principal’s views with respect to the Company’s business, operations, strategic and financial matters, the composition of the Board and potential candidates for nomination to the Board, and at which representatives of the Company will be present as follows:

(i)                all meetings will be attended by representatives of the Company’s senior management;

(ii)               at least one meeting will be attended by the Chief Executive Officer of the Company; and

(iii)                at least one meeting will be attended by the lead independent director of the Board.

(c)               During (i) the period prior to the first Notice Date and (ii) each 12-month period within the Term after the first Notice Date, the Company shall permit the Principal to present the Principal’s views with respect to the Company’s business, operations, strategic and financial matters, the composition of the Board and potential candidates for nomination to the Board at a meeting of the Board, and to discuss such matters with the Board at such meeting.

(d)               The Company shall reimburse the costs and expenses of the Special Advisor and the Principal required to perform their duties as set forth herein, up to a cap of $62,500 during each three-month period during the Term.

3.                  Special Advisor Obligations.

(a)               Barington acknowledges that the U.S. securities laws generally prohibit any Person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. The Special

Advisor may inquire of the General Counsel or Chief Financial Officer of the Company from time to time during the Term as to whether the Company believes that the Special Advisor possesses at such time any material, non-public information concerning the Company that has been provided to the Special Advisor hereunder and/or whether the Company is at such time in an open trading window for Company insiders with access to no more material, non-public information than that which has been provided to the Special Advisor hereunder, and the General Counsel or Chief Financial Officer or any other officer of the Company designated by such persons shall respond to any such inquiry reasonably promptly (and in any event no later than prior to the end of the next business day in Columbus, Ohio).

(b)               During the Term and for a one-year period thereafter, except with the prior written consent of the Company or except as otherwise required by applicable law, rule or regulation, Barington and the Barington Restricted Persons (as defined below) shall (i) hold in strict confidence and trust all non-public information relating to the Company or any of its subsidiaries or their respective assets or operations that is provided to Barington or any of its Affiliates or any of its or their employees, officers, directors or representatives by the Company or any of its subsidiaries or any of their respective employees, officers, directors or representatives (the “Confidential Information”), (ii) not release or disclose in any manner whatsoever to any other Person any Confidential Information, provided, however, that nothing herein shall limit the ability of the Principal to disclose such Confidential Information to Barington or any Barington Restricted Person, and (iii) use the Confidential Information solely in connection with Barington Capital’s appointment as the Special Advisor and the performance of its obligations set forth in Section 2 hereunder and not for any other purpose; provided that (A) the foregoing provisions shall not apply where Barington is compelled to disclose Confidential Information by judicial or regulatory process or, in the reasonable opinion of its counsel, by other requirements of applicable law, rule or regulation (provided that, if legally permissible, upon learning that the disclosure of any such Confidential Information is sought in or by a court or governmental body of competent jurisdiction or through other means, prompt written notice is given to the Company to allow the Company to undertake (at the Company’s expense) appropriate action to prevent or limit the disclosure of, or to obtain a protective order for, such Confidential Information), and (B) the term “Confidential Information” shall not include information which (i) has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement with Barington or any of its Affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, (ii) was in the possession of Barington or one of its Affiliates or any of its or their employees, officers, directors or representatives prior to receipt hereunder, (iii) may hereafter be obtained by Barington or one of its Affiliates or any of its or their employees, officers, directors or representatives without obligation of confidentiality from a third party that is not known by such parties to be under any confidentiality obligation to the Company or any of its subsidiaries regarding such Confidential Information, or (iv) was independently developed by Barington or one of its Affiliates or any of its or their employees, officers, directors or representatives without use of or reference to any Confidential Information. Following the termination of this Agreement, Barington and the Barington Restricted Persons shall promptly (i) return to the Company or destroy all physical materials containing or consisting of Confidential Information and all hard copies thereof, and (ii) destroy all electronically stored Confidential Information, provided, that Barington shall be permitted to retain electronically stored Confidential Information to the extent necessary to comply with any applicable document retention requirements under any applicable law, rule or regulation, and shall not be required to delete any Confidential Information in electronic form that has been automatically archived or backed-up on its computer servers. Barington shall be responsible for any breach by any Barington Restricted Person of the obligations in this Section 3(b).

(c)               During the Term, Barington shall cause the Principal to consult with the Company's General Counsel prior to serving as a consultant, independent contractor, agent, employee, officer, partner, or special advisor with any Person that is a significant competitor to the Company in women’s intimate apparel, personal care, beauty or home fragrance products. The Company acknowledges that the Principal currently serves as a member of the board of directors of Avon Products, Inc. (“Avon”) and consents to the Principal continuing to serve as a director of Avon during the Term.

4.                  Standstill. During the Term, with respect to the Company, Barington shall not, and shall cause its Affiliates and Associates and any Person acting on behalf of or in concert with Barington or any of its Affiliates or Associates (each, a “Barington Representative”) not to, directly or indirectly:

(a)               engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act, but, with respect to the term “solicitation”, without regard to the exclusion set forth in Rule 14a-1(l)(2), except for the exclusion set forth in Rule 14a-1(l)(2)(iv)(B)) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to the securities of the Company;

(b)               knowingly encourage, advise or influence any other Person, or knowingly assist any other Person in encouraging, advising or influencing any other Person, (i) with respect to the voting or the giving or withholding of any proxy, consent or other authority to vote involving the Company or the taking of any other action with respect to a Barington Representative’s Voting Securities or (ii) in conducting any type of referendum, binding or non-binding, involving the Company, in each case of the foregoing other than such encouragement, advice or influence that is consistent with the Company management’s recommendation in connection with such matter;

(c)               form, join or participate in any way in any “group” (as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the securities of the Company, except that nothing in this Agreement will limit the ability of an Affiliate, Associate or investment advisory client of Barington to join the Barington “group” following the execution of this Agreement so long as any such Affiliate, Associate or investment advisory client agrees to be bound by the terms and conditions of this Agreement including this Section 4;

(d)               initiate, encourage, seek to effect or in any way assist with or facilitate any offer or proposal (with or without conditions), or negotiations, agreements or understandings whether or not legally enforceable, with respect to a merger, acquisition, tender offer, exchange offer, business combination, share exchange, recapitalization, restructuring, liquidation, dissolution, disposition or other similar transaction involving the Company or any of its subsidiaries or any material portion of its or their businesses (each, a “Business Transaction”);

(e)               deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities, other than any such voting trust, arrangement or agreement solely among Barington and otherwise in accordance with this Agreement;

(f)                grant any proxy with respect to any Voting Securities (other than to a designated representative of the Company pursuant to a proxy statement of the Company) or take any action requiring a Barington Representative to report beneficial ownership of Voting Securities on Schedule 13D under the Exchange Act;

(g)               initiate, encourage or participate in any (A) nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company, (B) other action with respect to the election or removal of any directors of the Company, (C) effort, alone or in concert with others, to obtain representation on the Board or (D) referendum of Shareholders;

(h)               make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by the Shareholders;

(i)                 make any request for stockholder list material or other books and records of the Company;

(j)                 unless required by law, rule or regulation, make or issue or cause to be made or issued any public disclosure, announcement or statement concerning the Company or aimed at influencing the management or direction of the Company; provided, however, that without limiting Section 5, this Section 4 shall not prevent Barington from publicly commenting on any merger, consolidation, business combination or other material Business Transaction of the Company, or any amendment of the Company’s Certificate of Incorporation or Bylaws (except for any such amendment contemplated by the Mutual Press Release);

(k)               enter into any negotiations, agreements or understandings with any third party to take any action that any Barington Representative is prohibited from taking pursuant to this Section 4; or

(l)                 make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal.

5.                  Non-Disparagement. During the Term:

(a)               Barington agrees that, except as required by applicable law, rule or regulation, it shall not, and shall cause its Affiliates and its and their respective principals, members, general partners, directors, officers, employees and consultants, agents and representatives acting on Barington’s or such Affiliate’s behalf (the “Barington Restricted Persons”) not to, make, or cause to be made, any public statement, announcement or other communication, including through social media or in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or through the press, media, analysts or other Persons, that constitutes an ad hominem attack on, or otherwise disparages, calls into disrepute, defames, criticizes or slanders in any manner (any such statement, a “Disparaging Statement”) any Company Restricted Persons (as defined below, provided that the Company’s employees are Company Restricted Persons for purposes of this Section 5(a)); and

(b)               the Company agrees that, except as required by applicable law, rule or regulation, it shall not, and shall cause its subsidiaries and its and their respective directors, officers, employees (but only to the extent acting at the direction of the Company’s or such subsidiary’s director or officer), and consultants, agents and representatives acting on the Company’s or such subsidiary’s behalf (the “Company Restricted Persons”) not to, make, or cause to be made, any Disparaging Statement with respect to any Barington Restricted Person;

provided that the foregoing shall not prevent (i) the making of any factual statement in the event that any Barington Restricted Person or any Company Restricted Person is required to make such statement by applicable subpoena, legal process, other legal or regulatory requirement or the rules of any securities exchange to which it is subject or (ii) a response by Barington or the Company to any statement made by any Company Restricted Person or Barington Restricted Person, respectively, which is in violation of this Section 5. Without limiting this Section 5, Barington may publicly comment on the merits of any merger, consolidation, business combination or other material Business Transaction of the Company, or any amendment of the Company’s Certificate of Incorporation or Bylaws (except for any such amendment contemplated by the Mutual Press Release).

6.                  Additional Agreements.

(a)               The Company shall provide the proposed form of its Form 8-K announcing this Agreement to Barington and its counsel at least two (2) business days’ in advance of filing such materials with the SEC in order to permit Barington a reasonable opportunity to review and comment on such materials, and shall consider in good faith any comments received from Barington and its counsel as may relate to either Barington or this Agreement subject to applicable law, rule or regulation. Except as otherwise required by applicable law, rule or regulation, the Company shall use the same or substantially similar language, or a summary thereof, for any other filing or public disclosure, including, if applicable, the Company’s proxy statement for the 2019 Annual Meeting, that discloses, discusses, refers to or is being filed in response to or as a result of this Agreement, unless otherwise reviewed and agreed in writing by Barington.

(b)               The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to implement, recommend to stockholders and support the proposed Board composition, the declassification of the Board and the elimination of the supermajority voting requirements, in each case as announced in the Mutual Press Release (as defined below) in accordance with the timelines stated in the Mutual Press Release.

7.                  Press Release. Promptly following the execution and delivery of this Agreement by the Parties, the Company shall issue on behalf of the Company and Barington a mutually agreeable joint press release (the “Mutual Press Release”) in the form attached to this Agreement as Exhibit A. On the date of the issuance of such Mutual Press Release, the Parties agree not to (i) issue a press release in connection with this Agreement or the actions contemplated hereby (other than the press release in Exhibit A) or (ii) make any other public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, other than, in each case of (i) and (ii), a Form 8-K filing by the Company with the SEC made in compliance with the provisions of Section 6(a) of this Agreement and as mutually agreed to by the Company and Barington.

8.                  Barington Expenses. Within five business days of the date hereof, the Company shall pay to Barington $225,000 by certified check or wire transfer of immediately available funds to reimburse Barington for its out-of-pocket fees and expenses incurred in connection with its communication and meetings with representatives of the Board and the Company’s management, the drafting and submission of the Nomination Letter, the negotiation and execution of this Agreement, its preparation for a solicitation of Shareholders, and all of its other activities and matters related to the foregoing, including, but not limited to, the fees and disbursements of counsel, consultants and other advisors.

9.                  Certain Defined Terms.

(a)               “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and Affiliates of a specified Person shall include Persons who become Affiliates of such Person subsequent to the date of this Agreement.

(b)               “Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and Associates of a specified Person shall include Persons who become Associates of such Person subsequent to the date of this Agreement.

(c)               “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(d)               “Voting Securities” shall mean the shares of common stock of the Company, par value $0.50 per share, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities.

10.              Power and Authority of the Company. The Company represents and warrants to Barington that (i) the Company has the corporate power and authority to execute and deliver this Agreement and to bind it hereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, and (iii) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11.              Power and Authority of Barington. Each of Barington Capital and Barington Equity represents and warrants to the Company that (i) such Person has the organizational power and authority to execute and deliver this Agreement and to bind it hereto, (ii) this Agreement has been duly authorized, executed and delivered by such Person, constitutes a valid and binding obligation of such Person, and is enforceable against such Person in accordance with its terms, and (iii) the execution, delivery and performance of this Agreement by such Person does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to such Person, or (B) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Person is a party or by which it is bound.

12.              Termination. As of the date that is twenty (20) business days prior to the nomination deadline for the Company’s next annual meeting of Shareholders (such date, hereinafter the “Notice Date”), commencing with the Company’s 2020 annual meeting of Shareholders, the Company shall notify Barington in writing whether it desires to continue to engage Barington as a Special Advisor in accordance with the terms of this Agreement until the next Termination Date (as hereinafter defined) (the “Continuation Notice”). If the Company notifies Barington that it does not wish to continue to engage Barington as a Special Advisor, then the Term shall expire as of the date that is fifteen (15) business days prior to the nomination deadline for the next annual meeting of Shareholders (the “Termination Date”), commencing with the Company’s 2020 annual meeting of Shareholders. If the Company notifies Barington that it desires to continue to engage Barington as a Special Advisor, then within five (5) business days of its receipt of the Continuation Notice, Barington shall notify the Company in writing whether it consents to continuing to serve as a Special Advisor until the next potential Termination Date. If Barington consents to continuing to serve as a Special Advisor, then the Term shall extend until the next potential Termination Date. If Barington does not consent to continuing to serve as a Special Advisor, then the Term shall expire as of the Termination Date. If the Term is extended to the next potential Termination Date pursuant to the provisions of this Section 12, then the Parties shall follow the same procedures set forth in this Section 12 to determine if the Term shall be subsequently extended hereunder.  Notwithstanding the foregoing, the Company may elect to terminate the provisions of Sections 2(a)-(d) of this Agreement following ten (10) business days’ written notice to Barington (i) at such time that Barington is the beneficial owner of fewer than 500,000 shares of the Company’s common stock, par value $0.50 per share (subject to adjustment for share issuances, stock splits, reclassifications, combinations and other similar actions by the Company), or (ii) upon a material breach of this Agreement by Barington; it being understood and agreed that the termination of the provisions of Sections 2(a)-(d) of this Agreement by the Company shall not limit the reimbursement of any costs and expenses incurred by the Special Advisor and the Principal prior to the date of termination.

13.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery or facsimile).

14.              Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Parties would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

15.              APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT shall BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING BASED ON OR ARISING OUT OF THIS AGREEMENT shall BE BROUGHT EXCLUSIVELY IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR, IF SUCH COURT DECLINES TO ACCEPT JURISDICTION, ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK, NEW YORK COUNTY). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT SUCH COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY set forth in Section 15.

16.              Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (i) if given by email transmission, when actually received at the email address below, or (ii) if given by any other means, when actually received during normal business hours at the address specified in this Section, which address may be updated from time to time by the applicable Party:

If to the Company:

L Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230
Attention: Samuel P. Fried
Email:  sfried@lb.com

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:  William H. Aaronson
Email:  william.aaronson@davispolk.com

If to Barington:

Barington Capital Group, L.P.

888 Seventh Avenue, 6th Floor

New York, New York 10019

Attention: James A. Mitarotonda

Email:  jmitarotonda@barington.com

With a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:  Steve Wolosky

     Andrew Freedman

Email:  swolosky@olshanlaw.com

      afreedman@olshanlaw.com

and

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Peter G. Smith

Email:          psmith@kramerlevin.com

17.              Entire Agreement; Amendment. This Agreement, including exhibits attached to this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Company and Barington, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

18.              Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

19.              No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void; provided that the Company may assign its rights and obligations hereunder to an acquirer of the Company or of all or substantially all of the Company’s assets. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Person other than the Parties.

20.              Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” means “and/or”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date set forth on the cover page of this Agreement.

L BRANDS, INC.

By:	/s/ Stuart B. Burgdoerfer
	Name:	Stuart B. Burgdoerfer
	Title:	Executive Vice President and Chief Financial Officer

BARINGTON COMPANIES EQUITY PARTNERS, L.P. By: Barington Companies Investors, LLC, its general partner

By:	/s/ James A. Mitarotonda
	Name:	James A. Mitarotonda
	Title:	Managing Member

Barington Capital Group, L.P. By: lna Capital Corp, its general partner

By:	/s/ James A. Mitarotonda
	Name:	James A. Mitarotonda
	Title:	President and Chief Executive Officer

EXHIBIT A

MUTUAL PRESS RELEASE

L BRANDS ANNOUNCES SLATE OF DIRECTORS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Commits to Implementing Governance Enhancements

Enters into Agreement with Barington Capital Group, L.P.

COLUMBUS, Ohio, April 18, 2019 – L Brands, Inc. (NYSE: LB) today announced its slate of director nominees for election to the board of directors at the company’s 2019 Annual Meeting of Stockholders, which includes three independent directors with considerable expertise in business, finance, governance and leadership, as well as L Brands’ founder, chairman and chief executive officer, Leslie H. Wexner. Joining incumbent directors Patricia S. Bellinger and Wexner on the company’s slate are Anne Sheehan and Sarah E. Nash. If the company’s slate of director nominees is elected at the 2019 Annual Meeting, more than 40 percent of the L Brands board will be women.

Additionally, the L Brands board has unanimously committed to submitting and recommending that stockholders vote in favor of proposals at the company’s 2020 Annual Meeting of Stockholders to declassify the board immediately, so that all directors will stand for election at the company’s 2021 Annual Meeting of Stockholders, and to eliminate the company’s supermajority voting requirements.

“We are pleased to nominate Anne and Sarah as new independent directors and believe the addition of fresh perspectives to our board will be beneficial to L Brands, its businesses and the actions underway to improve performance and support our growth,” said Allan R. Tessler, lead independent director and chair of the board’s Nominating and Governance Committee. “Anne and Sarah bring governance and financial expertise and public company board experience that will be invaluable to the board and management team. Further, we believe the governance enhancements we are committed to making will ensure our board best serves the interests of our stockholders.”

The company also announced today that it has entered into an agreement with Barington Capital Group, L.P. and Barington Companies Equity Partners, L.P. (collectively, “Barington”), pursuant to which Barington has agreed to vote all of its shares in favor of L Brands’ nominees at the 2019 Annual Meeting and agreed to customary provisions. Under the agreement, Barington Capital Group, L.P. will serve as special advisor to L Brands.

Tessler continued, “We appreciate Barington’s role in providing valuable input on director nominations and corporate governance, and we look forward to benefitting from its experience and role as special advisor as we work together to drive L Brands’ growth and future success.”

James A. Mitarotonda, chairman and chief executive officer of Barington said, “We are pleased to have reached this collaborative agreement with the L Brands board and management team. We are aligned in our belief that there are significant opportunities to continue to drive improved financial results, and look forward to working closely with the company and the board toward our shared goal of enhancing long-term stockholder value.”

Wexner said, “L Brands is committed to creating long-term value for all L Brands stockholders by delivering growth, strengthening our financial performance and building on our leading market positions. We will continue to take actions that we believe will enable us to achieve these important objectives.”

ABOUT ANNE SHEEHAN:

Anne Sheehan is the Chair of the Securities and Exchange Commission’s Investor Advisory Committee. From 2008 until 2018, Sheehan served as the Director of Corporate Governance at The California State Teachers’ Retirement System (CalSTRS), the largest educator-only pension fund in the world and the second largest pension fund in the United States. She previously served as the Chief Deputy Director for Policy at the California Department of Finance from 2004 to 2008 and as Executive Director at the California Building Industry Foundation from 2000 to 2004. Sheehan is a founder of the Investor Stewardship Group and serves on the Advisory Board of the Weinberg Center for Corporate Governance at the University of Delaware.

ABOUT SARAH E. NASH:

Sarah Nash is the Chair of the Board and Chief Executive Officer of privately held Novagard Solutions, a manufacturer of silicone sealants, coatings, foam and thermal products, and has held this position since 2018. Nash spent nearly 30 years in investment banking at JPMorgan Chase & Co. (and predecessor companies), retiring as Vice Chairman, Global Investment Banking, in 2005. Nash currently serves on the board of Blackbaud, Inc., a software company providing technology solutions for the not-for-profit industry, and has done so since 2010, on the board of Knoll, Inc., a designer and manufacturer of lifestyle and workplace furnishings, textiles and fine leathers, and has done so since 2006 and on the board of privately held Irving Oil Company, and has done so since 2012. Nash previously served as a director of Merrimack Pharmaceuticals, Inc., a biopharmaceutical company, from 2006 until 2014. Nash is a trustee of the New York-Presbyterian Hospital, a member of the National Board of the Smithsonian Institution and Chairman of the International Advisory Board of the Montreal Museum of Fine Arts.

ABOUT BARINGTON CAPITAL GROUP, L.P.:

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm founded in January 2000 by James A. Mitarotonda. Barington invests in undervalued publicly traded companies that it believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term stockholder value. Barington has significant experience investing in consumer-focused companies, with prior investments in companies such as The Children’s Place, Dillard’s, The Jones Group, Warnaco, Nautica, The Pep Boys, Steven Madden, Avon Products and Darden Restaurants.

ABOUT L BRANDS:

L Brands, through Victoria’s Secret, PINK and Bath & Body Works, is an international company. The company operates 2,943 company-owned specialty stores in the United States, Canada, the United Kingdom and Greater China, and its brands are also sold in more than 650 franchised locations worldwide. The company’s products are also available online at www.VictoriasSecret.com and www.BathandBodyWorks.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this report or made by our company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this report or otherwise made by our company or our management:

•	general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the seasonality of our business;

•	the dependence on mall traffic and the availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand internationally and related risks;

•	our independent franchise, license and wholesale partners;

•	our direct channel businesses;

•	our ability to protect our reputation and our brand images;

•	our ability to attract customers with marketing, advertising and promotional programs;

•	our ability to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry and the segments in which we operate;

•	consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

•	political instability, significant health hazards, environmental hazards or natural disasters;

•	duties, taxes and other charges;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and transportation and related pricing impacts;

•	disruption due to labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	our geographic concentration of vendor and distribution facilities in central Ohio;

•	fluctuations in foreign currency exchange rates;

•	stock price volatility;

•	our ability to pay dividends and related effects;

•	our ability to maintain our credit rating;

•	our ability to service or refinance our debt;

•	shareholder activism matters;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified associates and manage labor-related costs;

•	the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

•	fluctuations in product input costs;

•	our ability to adequately protect our assets from loss and theft;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	liabilities arising from divested businesses;

•	our ability to implement and maintain information technology systems and to protect associated data;

•	our ability to maintain the security of customer, associate, third-party or company information;

•	our ability to comply with regulatory requirements;

•	legal and compliance matters; and

•	tax, trade and other regulatory matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this report to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:

Investor Relations
Amie Preston
(614) 415-6704
apreston@lb.com

Media Relations

Tammy Roberts Myers

(614) 415-7072

communications@lb.com